Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-144495, 333-140187, 333-116600, 333-107822 and 333-74976) of Targeted Genetics Corporation and in the related Prospectus and to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-143604, 333-116601, 333-61738, 333-48220, 333-78523, 333-58907, 333-28151, 333-03889) pertaining to the Targeted Genetics Corporation’s Stock Incentive Plan, 1992 Restated Stock Option Plan, 1999 Stock Option Plan, 2000 Genovo Roll-over Stock Option Plan, and Stock Option Plan for Nonemployee Directors of our report dated March 18, 2009, with respect to the consolidated financial statements of Targeted Genetics Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

Seattle, Washington

March 30, 2009